UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549



                                    FORM 8-K

                                 Current Report

                        Pursuant to Section 13 or 15 (d)

                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 10, 1999 (March 8, 1999)


                            HOMESTAKE MINING COMPANY
             (Exact name of Registrant as specified in its charter)




    Delaware                         1-8736                94-2934609
 (State or other                  (Commission           (I.R.S.  Employer
 jurisdiction of                  File Number)          Identification Number)
 incorporation)



           650 California Street, San Francisco, California 94108-2788
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (415) 981-8150
                                                      http://www.homestake.com

Item 5.    Other Items


   1.    Homestake to Acquire Argentina Gold

         On March 8, 1999, Homestake Mining Company ("Homestake" or the "Registrant") and Argentina Gold Corp. ("Argentina Gold") announced a definitive agreement for Homestake to acquire the Vancouver-based Argentina Gold for approximately US$200 million in Homestake common stock. Argentina Gold's principal asset is its 60% interest in the Veladero property located in northwest Argentina along the El Indio gold belt.

         Under the terms of the agreement, Argentina Gold shareholders will receive 0.545 shares of Homestake common stock for each share of Argentina Gold common stock. Homestake will issue a total of approximately 21 million common shares to acquire all of the shares of Argentina Gold. The transaction will be accounted for as a pooling of interests. Homestake and Argentina Gold have agreed to complete the acquisition as a Plan of Arrangement under the Canada Business Corporations Act. Completion of the transaction is subject to approval by the Argentina Gold shareholders, the British Columbia Supreme Court and further due diligence. The transaction is expected to close in May 1999.

         A copy of the  Registrant's  March 8, 1999 news  release is attached as
         Exhibit 99.1


Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

7(c)     Exhibits

         99.1 News Release, dated March 8, 1999 announcing that Homestake and Argentina Gold Corp had entered into an agreement for Homestake to acquire Argentina Gold.

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:   March 10, 1999



                            HOMESTAKE MINING COMPANY
                                  (Registrant)



                                             By:  /s/David W. Peat
                                                  ----------------
                                                  David W. Peat
                                                  Vice President and Controller